Exhibit 99.1

FOR IMMEDIATE RELEASE

October 31, 2007

LIBERTY MEDIA BOARD INCREASES SHARE REPURCHASE AUTHORIZATION

Approves up to $1 Billion of Additional Liberty Interactive Repurchases

Liberty Media Corporation announced today that its board of directors has authorized the repurchase of up to an additional $1 billion of Liberty Interactive common stock.  This authorization increases to $3 billion the total amount authorized to be repurchased since the Liberty Interactive shares began trading in May 2006

As of October 30, 2007, Liberty had repurchased approximately 98.7 million shares at an average cost per share of $20.15 for aggregate cash consideration of $1.991 billion. These repurchases represent approximately 14.1% of the shares outstanding at the time of creation of the Liberty Interactive tracking stock.

The specific timing and amount of actual future share repurchases will vary based on market conditions, securities law limitations and other factors. The repurchases will be made using Liberty’s cash resources, and the buyback program may be suspended or discontinued at any time without prior notice.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group, which includes Liberty’s interests in Starz Entertainment, News Corporation, and Time Warner. For more information, please see www.libertymedia.com.

Contact:

Liberty Media

John Orr (720) 875-5622